Execution Copy

                         BAKERY PRODUCT SUPPLY AGREEMENT

         This Bakery Product Supply Agreement ("Agreement"), dated as of March 23, 1998, is by and between BUNGE FOODS CORPORATION, a Delaware corporation ("Supplier") and AU BON PAIN CO., INC., a Delaware corporation ("Buyer").

         WHEREAS, contemporaneously herewith, Supplier has acquired from ABP Midwest Manufacturing Co., Inc., a Delaware corporation and an Affiliate (as defined below) of Buyer ("ABP Midwest"), ABP Midwest's bakery products manufacturing plant in Mexico, Missouri (the "Plant") pursuant to the terms of an Asset Purchase Agreement by and among Supplier, ABP Midwest and Buyer (the "Purchase Agreement"); and

         WHEREAS, in partial consideration of Buyer's entry into the Purchase Agreement, Supplier agreed to enter into this Agreement; and

         WHEREAS, to induce Buyer to enter into this Agreement, Bunge Corporation, a New York corporation ("Bunge Corporation"), has agreed to guaranty the obligations of Supplier under this Agreement as provided immediately following this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions: In addition to other terms defined herein, capitalized terms used in this Agreement shall have the following meanings:

"Affiliate"                         shall mean, with respect to any Person, any
                                    Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by virtue of the office held by such Person, by contract or otherwise.

"Base Standard Costs"               shall mean, for each Product Code during any
                                    period of time, the sum of: (a) the per unit standard costs, including delivered raw materials and delivered packaging (in each case at the stipulated delivered price per unit of material multiplied by the standard usage in the Bill of Materials) and Direct
                                    Labor Costs, as set forth in the Bill of Materials, excluding the cost of flour and butter; plus (b) the Billing Price for Flour and Butter; plus (c) an allowance for Employee Benefits on a cost per unit basis determined according to the methodology set forth on Schedule 1.1. Such sum shall be calculated using the operating standards and process specifications included in the Bill of Materials.

"Bill of Materials"                 shall mean Buyer's bill of materials for
                                    each Product Code, including any process specifications, yield and usage information, and the standard usage of electricity (as described in Schedule 3.1). A copy of the Bill of

                                    Materials in effect as of the date hereof for each Product Code is attached as Exhibit
                                    1.1. Such bills of materials, which set
                                    forth the cost structure for each Product
                                    Code, are subject to modification by Buyer as provided in Section 4.1.

"Billing Freight Allowance"         shall mean the estimated per Case freight
                                    allowance used for the purpose of
                                    establishing the Invoice Price for a Product
                                    Code to a Distributor, determined by
                                    agreement of the parties as of the date
                                    hereof (or at the time of introduction in the case of a New Product or additional or modified Product) and at the times and in the manner specified in Section 3.3.

"Billing Price for Electricity"     shall mean, for each Product Code during any
                                    month, the weighted average price of
                                    electricity per kilowatt hour estimated for the purpose of establishing the Invoice
                                    Price determined by agreement of the parties as of the date hereof (or at the time of introduction in the case of a New Product or additional or modified Product) and at the times and in the manner specified in Section
                                    3.3 and consistent with the methodology
                                    described on Schedule 3.1 multiplied by the per unit standard kilowatt hour usage set forth in the Bill of Materials as described on Schedule 3.1.

"Billing Price for Flour            shall mean, for each Product Code, the
and Butter"                         estimated cost per unit of Product of flour
                                    and butter used for the purpose of
                                    establishing the Invoice Price, determined by agreement of the parties as of the date hereof (or at the time of introduction in the case of a New Product or additional or modified Product) and at the times and in the manner specified in Section 3.3.

"Buyer's System"                    shall mean the bakery/cafe retail outlets in
                                    the continental United States owned,
                                    franchised or licensed by Buyer and the
                                    bakery/cafe retail outlets in the
                                    continental United States operated by other
                                    Persons pursuant to a joint venture or other arrangement with Buyer in which Buyer holds not less than a fifty-one percent (51%) interest.

"Case" shall mean, for each Product Code, the number of units that are packaged in each standard case as set forth in the Bill of Materials.

"CPI Allowance"                     shall mean, at any time for each job
                                    classification, the actual regular,
                                    non-overtime wage rates and Employee
                                    Benefits (determined in accordance with
                                    Schedule 1.2) as of the date of this
                                    Agreement, plus a percentage increase equal
                                    to the percentage increase in the Consumer
                                    Price Index from the date of this Agreement
                                    plus [                          ].* As used
                                    herein, the term "Consumer Price Index"
                                    shall mean the "Consumer Price Index for Urban Wage Earners and Clerical Workers,
                                    U.S. City Average, All Items (1982-84=100)" published by the Bureau of Labor Statistics of the United States Department of Labor
                                    (or, if such index is not available, any comparable successor or substitute index, appropriately adjusted, which is designated by Buyer and approved by Supplier). As of the last day of the month ending

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

                                    immediately prior to the date hereof, the Consumer Price Index was 161.9.

"Direct Labor Costs"                shall mean, the direct hourly labor costs
                                    per unit of Product Code, as calculated in accordance with the structure and methodology in the Bill of Materials based upon the non-overtime wage rates per position as set forth in Schedule 1.2 (such non-overtime wage rates plus Employee
                                    Benefits not to exceed the CPI Allowance).

"Distributors"                      shall mean the distributors designated by
                                    Buyer or members of Buyer's System (whether independently owned and operated, or part of Buyer's System), who are authorized pursuant to Section 7.1 to order and/or receive
                                    Product from Supplier, to perform
                                    preliminary quality checks on Product, to make payments to Supplier for Product as invoiced by Supplier pursuant to the terms of this Agreement, and to distribute Product to Buyer's System. A current list of approved Distributors is set forth on
                                    Schedule 1.3.

"Employee Benefits"                 shall mean, for each Product Code during any
                                    period of time, the total employee benefit expense incurred by Supplier to or for the benefit of the direct labor used to manufacture such Product, which benefits shall consist of the benefits described on
                                    Schedule 1.4 for hourly employees.

"New Product"                       shall mean all items of bakery products that
                                    are not capable of being manufactured on one or more of the following existing production lines at the Plant, as such production lines may exist from time-to-time during the Term or as they may be modified pursuant to
                                    Section 3.5: (1) the Laminated Line
                                    (including extruded Products); (2) the
                                    Bread/Roll Line; (3) the Muffin Line; (4) the Cookie Line; and (5) the Icing/Mix Line.

"Period" shall mean a period of time agreed-to between Supplier and Buyer from time to time during the Term, but in no event shall any such period be longer than one (1) month.

"Person" shall mean an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Product"                           shall mean all bakery goods that are
                                    currently or hereafter manufactured at the Plant (or manufactured at a facility other than the Plant with the approval of Buyer in accordance with the terms of this Agreement), and then supplied directly or indirectly for resale to Buyer's System, provided that such bakery goods are capable of being manufactured on one or more of the following existing production lines at the Plant, as such production lines may exist from time-to-time during the Term or as they may be modified pursuant to Section 3.5: (1) the Laminated Line (including extruded
                                    Products); (2) the Bread/Roll Line; (3) the
                                    Muffin Line; (4) the Cookie Line; and (5) the Icing/Mix Line (including, without limitation, bakery goods in the categories listed on Schedule 1.5). The foregoing notwithstanding, the term
                                    "Product" shall not include bagels or PM
                                    Sweets (brownies and bars).

"Product Code"                      shall mean an item of Product which is a
                                    specific combination of formulation, unit size, package size (including number of units), package type and label, all in accordance with the Bill of Materials, and to which a specific product code has been assigned for identification purposes.

"Purchase Target"                   shall mean the minimum amount of total
                                    Upcharge to be earned by Supplier as a
                                    result of the purchase of Product from
                                    Supplier in each of the first four (4) years of the Term, as set forth on Schedule 1.6.

"Quarter"                           shall mean the three (3) consecutive months
                                    ending on the last day of the calendar month occurring every May, August, November and February during the Term.

"Stipulated Flour
 and Butter Costs"                  shall mean, for each Product Code, the
                                    delivered per unit cost of flour and butter for a period of time, based on either: (1) the purchase price for flour and/or butter as selected by Buyer from time to time after consultation with and advice from Supplier from available contracts for flour and butter for such period of time; or (2) the methodology selected by Buyer for purchasing flour and/or butter for a period of time determined by Buyer (for example, but without limitation, through purchases on the spot markets), in each case multiplied by the standard usage per unit of Product Code in the Bill of Materials.

"Stock-out Shortage"                shall mean the inability of a Distributor to
                                    fill an order for Product placed by a member of Buyer's System due solely to a failure by Supplier to supply Product to such Distributor. The amount of a Stock-Out
                                    Shortage, for a Product Code, shall equal the aggregate number of Cases of such Product Code ordered from the affected
                                    Distributor by Buyer's System less the
                                    number of Cases of such Product Code in the affected Distributor's inventory.

"Term" shall mean, unless earlier terminated due to a Supplier Default or a Buyer Default or pursuant to Section 3.7.3, the period during which Supplier shall be required to manufacture and supply Product and Buyer shall be required to purchase, or cause to be purchased, Product in accordance with the terms of this Agreement, which shall be for a period of five (5) years commencing on the date of this Agreement, and shall be automatically renewed on a year-to-year basis thereafter unless notice of termination by either party is given to the other party not less than twelve (12) months prior to termination.

"Upcharge"                          shall mean, for each Product Code existing
                                    as of the date hereof, the dollar amount per
                                    unit of Product as set forth on Schedule
                                    1.7, and for each Product Code for a New
                                    Product the dollar amount per unit of
                                    Product as shall be agreed upon in writing
                                    by Buyer and Supplier. With respect to each
                                    additional Product Code introduced by Buyer
                                    pursuant to Section 3.5.1, the Upcharge
                                    shall equal [     ]* (during each of the

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

                                    first four (4) years of the Term) and
                                    [      ]* (during the fifth (5th) year of
                                    the Term) of the sum of the Base Standard
                                    Costs initially established for each such
                                    additional Product Code plus a variance
                                    equal to [                ]* of such Base
                                    Standard Costs. Upcharge on any unit of
                                    Product or New Product shall be deemed
                                    earned at the time when title and risk of loss pass pursuant to Section 6 of this Agreement.

"Updated Electricity Costs"         shall mean, for each Product Code during any
                                    month, the weighted average price of
                                    electricity per kilowatt hour determined in the manner described on Schedule 3.1 multiplied by the per unit standard kilowatt hour usage set forth in the Bill of Materials as described on Schedule 3.1.

"Updated Freight Allowance"         shall mean, for each Product Code during any
                                    period, the per Case stipulated cost of
                                    freight, equal to: (a) the freight cost per truck from the Plant to each Distributor's warehouse (or such other designated destination) from available quotes for such freight services as selected by Buyer (or by Supplier in the absence of such a selection by Buyer); divided by (b) the agreed-to number of Cases shipped per truck.

"Updated Standard Costs"            shall mean, for each Product Code during any
                                    period of time, the sum of: (a) the per unit standard costs, including delivered raw materials and delivered packaging (in each case at the actual delivered price per unit of material multiplied by the standard usage in the Bill of Materials) and Direct Labor
                                    Costs, excluding the cost of flour and
                                    butter; plus (b) the Stipulated Flour and Butter Costs; plus (c) an allowance for Employee Benefits allocated on a cost per unit basis determined according to the methodology set forth on Schedule 1.1. Such sum shall be calculated using the operating standards and process specifications included in the Bill of Materials. The foregoing notwithstanding, the Direct Labor
                                    Costs and Employee Benefits (determined in accordance with the methodology set forth in
                                    Schedule 1.1) shall not exceed the CPI
                                    Allowance.

2.       Manufacture and Supply of Product:

         2.1 Supply Requirements. Subject to the terms and conditions of this Agreement, during the Term, Supplier shall: (a) manufacture and supply Product in such quantities as may be required by each Distributor and/or member of Buyer's System to enable them to meet the Product requirements and inventory needs of Buyer's System; and (b) manufacture and supply Product in such quantities as may be required by each Distributor to maintain an adequate level of Product inventory as provided in this Agreement.

         2.2 Exclusivity. So long as Supplier timely supplies Product in accordance with the required recipes, formulas, processes and Product specifications, and in the quantities required by each Distributor and Buyer, Buyer shall purchase from Supplier (through its Distributors) one hundred percent (100%) of its Product requirements for Buyer's bakery/cafe outlets in the continental United States, and Buyer shall use its reasonable best efforts, subject to applicable law, to direct the bakery/cafe outlets that are a part of Buyer's System to purchase from Supplier (through its Distributors) one hundred percent (100%) of their Product requirements. In the case of The SYGMA Network, Inc. and its Affiliates (collectively, "SYGMA"), a Distributor, Supplier shall supply each SYGMA distribution

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

facility so that at any time each has no more than eight (8) days of inventory of Product on hand, measured according to the following formula: The dollar balance (at SYGMA's sales price) of SYGMA's Product inventory at such time divided by SYGMA's average daily dollar sales of Product during the twelve-weeks immediately preceding such time. Buyer shall not sell, directly or indirectly, bakery products at wholesale to third-parties, except to Buyer's System pursuant to this Agreement; provided, however, that nothing contained herein shall prevent Buyer from manufacturing and selling fresh baked or refrigerated dough products or frozen bagels from any of its commissaries to any third party.

         2.3 Specifications and Packaging. Supplier shall manufacture Product in accordance with Buyer's recipes, formulas, and Product specifications as set forth in the current Bills of Materials, operating standards and other documents listed on Schedule 2.3, as such requirements may be modified by Buyer upon reasonable prior notice from time to time during the Term in accordance with
Section 4.1. Product shall be packaged in the manner prescribed by the Distributors and Buyer. Notwithstanding anything to the contrary contained herein, Supplier shall be entitled to alter any process or operating standard if such an alteration is required to comply with good manufacturing practices as set forth in the regulations promulgated by the U.S. Food and Drug Administration (Current Good Manufacturing Practices in Manufacturing, Packing, or Holding Human Food, 21 C.F.R 110 (1997)), as such regulations may be amended from time to time, including, without limitation, alterations to prevent microbial contamination. Supplier shall provide Buyer prompt notice of any alteration, which shall be prior notice to the extent practicable.

         2.4 Payment. Supplier shall invoice each Distributor for Product on payment terms that Supplier and such Distributor may agree upon which do not affect the determination and adjustment of the Invoice Price (as defined below). Supplier shall provide Buyer with a copy of each invoice at the time it provides such invoice to a Distributor.

3.       Pricing and Adjustments:

         3.1      General Pricing Structure.

                  (a) Supplier will charge each Distributor an Invoice Price per Case of Product as set forth in Section 3.2. Supplier shall invoice freight separately from Product. During the thirty (30) days prior to the adjustment of each Invoice Price, the Invoice Price for the next succeeding year shall be established as set forth in Section 3.3.

                  (b) Within ten (10) business days after the end of each Period, during each Quarter as provided in Section 3.4, Supplier shall update and report to Buyer the difference between the sum of the four (4) components of the Invoice Price as set forth in Section 3.2(a) and the sum of the actual costs for such components, in each case, as applied to the volume of Product shipped during the Period. At the end of each Quarter, the net difference between the sum of the four (4) components of the Invoice Price as set forth in Section 3.2(a) and the sum of the actual costs for such components during the Quarter shall be determined and adjusted by a payment to or from Buyer, after taking into account any Project Expenses and Structural Savings due to Supplier pursuant to Section 3.5.

                  (c) The Invoice Price and updates each Period and adjustments each Quarter shall be determined in the manner as set forth in this Article 3 consistent with the pricing diagram set forth in Schedule 3.1; provided, however, that in the event of any inconsistency between the Schedule 3.1 and any Section of this Agreement, the text in such Section shall at all times control. All requests for credit from Buyer's System for failure to meet Product specifications shall be processed directly through

Supplier. Buyer and Supplier shall mutually agree upon reasonable administrative procedures for processing of any credit requests.

         3.2 Invoice Price Per Case. The Invoice Price for Product shipped pursuant to this Agreement shall be invoiced by Product Code, and shall be expressed in dollars per Case. The "Invoice Price" for each Case of Product shipped to each Distributor shall equal, for each Product Code, the sum of the FOB Mexico Billing Price Per Case plus the Billing Freight Allowance. As used herein, the "FOB Mexico Billing Price Per Case" for each Product Code, shall equal the product obtained by multiplying

         (a)      the sum obtained by adding:

                  (1) the Base Standard Costs established pursuant to Section
                      3.3; plus

                  (2) a variance equal to [                ]* of such Base
                      Standard Costs; plus

                  (3) the Billing Price for Electricity established pursuant to
                      Section 3.3; plus

                  (4) the Upcharge;

         by

         (b)      the number of standard units of Product in a Case.

The Invoice Price shall be adjusted on May 1, 1999 and each May 1st thereafter, and at other times, in the manner described in Section 3.3.

         3.3 Changes to Invoice Price. During the thirty (30) days prior to May 1, 1999 and each May 1st thereafter, Supplier and Buyer shall mutually make a reasonable estimate of the Base Standard Costs, and shall mutually agree on the Billing Price for Electricity and the Billing Freight Allowance that will be in effect for the upcoming year commencing as of each such May 1st. If the parties are unable agree upon an estimate for the Base Standard Costs, the Billing Price for Electricity and/or the Billing Freight Allowance, the Invoice Price shall remain unchanged. The foregoing notwithstanding, if the accumulated net adjustments from each Period due to or from Buyer computed pursuant to Section
3.4 exceed [                                           ]* during the course of
any year, Buyer and Seller shall discuss, within thirty (30) days after notice from either party, the implementation of a reasonable adjustment to the Invoice Price based upon changes in Base Standard Costs, Billing Price for Electricity and/or Billing Freight Allowance since the immediately preceding adjustment to the Invoice Price.

         3.4 Periodic Updates and Adjustments. Within ten (10) business days after the end of each Period during each Quarter, as required to ensure accuracy, Supplier shall deliver to Buyer a summary report (the "Quarterly Adjustment/True-Up Summary Report") in the form attached hereto as Exhibit 3.4. Supplier shall post to the Quarterly Adjustment/True-Up Summary Report each such Period the Total Dollar Adjustment (Direct Cost) determined in accordance with
Section 3.4.1 and the Total Dollar Adjustment (Freight) determined in accordance with Section 3.4.2.

                  3.4.1 Direct Cost Update. Within ten (10) business days after the end of each Period during each Quarter, Supplier shall deliver to Buyer a summary report (the "Interim Update (Direct Costs") in the form attached hereto as Exhibit 3.4.1. Supplier shall also provide to Buyer each Period, for each Product Code, the Bill of Materials and such other supporting documentation as may reasonably be requested by Buyer to verify the computation of the net adjustment due to or from Supplier. Each

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

Interim Update (Direct Costs)), for each such Period, shall set forth the Total Dollar Adjustment (Direct Cost). As used herein the term "Total Dollar Adjustment (Direct Cost)" shall equal the total, for all Product Codes, of the positive or negative difference between the FOB Mexico Billing Price Per Case minus the Updated FOB Mexico Price Per Case multiplied by the number of Cases of Product shipped during such Period. The "Updated FOB Mexico Price Per Case" shall equal the product obtained by multiplying:

         (a)      the sum obtained by adding:

                  (1) the Updated Standard Costs; plus

                  (2) a variance equal to [                 ]* of such Updated
                      Standard Costs; plus

                  (3) the Updated Electricity Costs; plus

                  (4) the Upcharge;
         by

         (b)      the number of standard units of Product in a Case.

                  3.4.2 Freight Allowance Update. Together with the Interim Update (Direct Costs), Supplier shall deliver to Buyer a summary report (the "Interim Update (Freight)") in the form attached hereto as Exhibit 3.4.2. Each Interim Update (Freight) shall set forth the Total Dollar Adjustment (Freight). As used herein the "Total Dollar Adjustment (Freight)" shall equal the total, for all Product Codes, of the net positive or negative difference for all Distributors (expressed in dollars per Case) between the Billing Freight Allowance for each such Distributor minus the Updated Freight Allowance, multiplied by the total number of Cases shipped to each such Distributor during such Period.

                  3.4.3 Within fifteen (15) business days after the end of each Quarter, Supplier shall provide to Buyer a final proposed Quarterly Adjustment/True-Up Summary Report for the Quarter. The final proposed Quarterly Adjustment/True-Up Summary Report shall also set forth all Non-Capital Project Expenses, Capital Project Expenses and Structural Savings due to Supplier for the Quarter pursuant to Section 3.5. The aggregate, for all Product Codes, of the amounts determined pursuant to Section 3.4.1 and Section 3.4.2 during each Period of the Quarter, after taking into account any amounts due to Supplier for Non-Capital Project Expenses, Capital Project Expenses and Structural Savings, shall constitute Supplier's proposed net adjustment due to or from Supplier for the Quarter.

                  3.4.4 Buyer shall have ten (10) business days to review the final proposed Quarterly Adjustment/True-Up Summary Report for each Quarter after its receipt. If Buyer is unable to reconcile or disputes any item included in the final Adjustment Summary, or the computation of the net adjustment due to or from Supplier, it shall notify Supplier within such ten (10) business days of any such items it is unable to reconcile or which it disputes. The foregoing notwithstanding, the failure by Buyer to dispute or question any item within such ten (10) business days shall not constitute a waiver by Buyer or Supplier of the right to subsequently dispute or question such item; provided, however, that any such dispute or question by Buyer or Supplier shall be asserted not later than ten (10) business days after the end of the immediately next succeeding Quarter or shall be thereafter be deemed irrevocably waived. Supplier and Buyer shall attempt diligently in good faith to reconcile any differences and to resolve by mutual agreement any items in dispute within ten (10) business days (the "Resolution Period") following such notification by Buyer. If any of the items in dispute are not resolved within the Resolution Period, the parties shall submit the disputed items for resolution to an arbitrator mutually agreed upon by the

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

parties (the "Arbitrator"), whose decision shall be final and binding on the parties, and when made, shall be deemed to be an agreement between Supplier and Buyer on the issues so determined. The expense of the Arbitrator shall be borne equally by Buyer and Supplier.

                  3.4.5 Any net adjustment due to or from Supplier for any Quarter shall be paid by or to Buyer within the later of: ten (10) business days after the ten (10) business day review provided for in Section 3.4.4, or its final determination if a dispute or question is raised within such ten (10) business day review, provided, however, that any amounts not in dispute shall be paid by the earlier of such dates.

         3.5 Modifications to Products and Introduction of Additional Products; Structural Savings.

                  3.5.1 Modifications and Additional Products. From time to time during the Term, Buyer shall have the right, on a project-by-project basis, to introduce additional Product items or make modifications to existing Product recipes, formulas, specifications and preparation procedures which, in either case, require expenditures by Supplier in order to manufacture such additional Product or to implement such modifications. Such additional or modified Product either may be in addition to or may replace one or more then-existing Product Codes. Prior to implementing any such project, Buyer and Supplier shall develop a mutually agreeable budget for the project. The actual direct, incremental expenses associated with any one project to introduce additional or modified Product, consisting of material, packaging, direct hourly labor (collectively, "Non-Capital Project Expenses") and expenses with any one project which are capital expenditures under generally accepted accounting principles (collectively, "Capital Project Expenses"), shall be allocated as follows:

         (a) If the total Non-Capital Project Expenses do not exceed
[                          ]*, Supplier shall pay the total amount of such
expenses; provided, however, that Supplier shall not be obligated to incur more
than [                                ]* of such expenses, in the aggregate,
during any one year of the Term.

         (b) If the total Non-Capital Project Expenses (exclusive of any expenses constituting capital expenses under generally accepted accounting
principles) exceed [                                  ]* per project or if the
annual [                               ]* limit in Section 3.5.1(a) has been
exceeded, Buyer shall pay the total amount of such excess.

         (c) If the total Capital Project Expenses do not exceed
[                          ]*, Supplier shall pay the total amount of such
expenses.

         (d) If the total Capital Project Expenses exceed
[                 ]*, Buyer shall pay to Supplier an annual amount equal to
Buyer's "Pro Rata Share" (as hereinafter defined) of the total Capital Project Expenses multiplied by a percentage amount, on a per annum basis, equal to
[     ]* over and above the yield on Ten-year Treasury Bills issued by the
United States Government as reported, from time to time, by the Wall Street Journal. As used herein, the term "Pro Rata Share" shall mean, for any Quarter, the amount of Product manufactured by Supplier for Buyer's System utilizing capital equipment purchased by Supplier in connection with any project, divided by the total amount of product (including Product) manufactured on such equipment, multiplied by the Capital Project Expenses. For purposes of this
Section 3.5.1 and Section 3.5.3, the standard for measuring the amount of Product manufactured shall be determined by agreement of the parties before implementation of the project and shall be based upon one of the following criteria: (i) units of Product manufactured; (ii) weight of Product manufactured; or (iii) equipment utilization time.

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

                  3.5.2 Limitations on Capital Project Expenses. The provisions of Section 3.5.1(c) notwithstanding, Supplier shall not be obligated to incur Capital Project Expenses under Section 3.5.1(c) during any year which exceed
[                                ]*. Upon the termination of this Agreement for
any reason other than a Supplier Default, Supplier shall have the option of selling the equipment acquired pursuant to Section 3.5.1(d) to Buyer for its net book value, and Buyer shall be obligated to purchase such equipment from Supplier within thirty (30) days of receiving notice thereof. This option shall expire, if not sooner exercised, thirty (30) days prior to the termination date of this Agreement, except in the case of a Buyer Default, in which case, this option shall expire thirty (30) days after the termination date. For purposes of this Section 3.5.2, all capital expenditures shall be deemed to have a seven (7) year depreciable life and to be depreciated on a straight-line basis unless otherwise agreed.

                  3.5.3    Structural Savings.

                  (a) From time to time during the Term, Supplier shall provide Buyer with recommendations for improving the efficiency of the manufacturing and supply processes and for reducing costs. Buyer and Supplier shall mutually determine which, if any, of such recommendations are to be implemented on a project-by-project basis, and shall work together to implement such agreed-upon projects. Buyer and Supplier shall mutually determine the amount of cost savings to be included in Updated Standard Costs and the time during which such cost savings shall be realized. All agreed-upon savings shall be applied to reduce the Updated Standard Costs by amending the applicable Bills of Materials upon the agreed-upon implementation date of the project. Any provision hereof to the contrary notwithstanding, any program implemented for the purpose of managing flour and butter costs shall not be governed by this Section 3.5.3.

                  (b) If the implementation of any such project involves a capital expenditure by Supplier under generally accepted accounting principles, Buyer shall pay to Supplier an annual amount equal to Buyer's Pro Rata Share multiplied by the amount of the project's capital expenditure multiplied by a
percentage amount, on a per annum basis, equal to [      ]* over and above the
yield on Ten-year Treasury Bills issued by the United States Government as reported, from time to time, in the Wall Street Journal.

                  (c) If the implementation of any such project involves a change in delivered raw materials, delivered packaging or Direct Labor Costs which do not involve capital expenditures pursuant to Section 3.5.3(b) and which are reflected in agreed-upon changes in the Bill of Materials, Buyer shall pay
to Supplier an amount equal to [                         ]* of the agreed-upon
savings resulting from such changes during the agreed-upon time.

                  (d) The foregoing notwithstanding, if Supplier undertakes any project which is not otherwise a part of any structural savings program agreed-to by Buyer pursuant to this Section 3.5.3 (including, by way of illustration and without limitation, the installation of a spiral blast freezer), the cost structure for the appropriate Bills of Materials for the Updated Standard Costs shall be modified to reflect any changes in the operating standards resulting from the implementation of such project, without any allocation of expense to Buyer.

                  3.5.4 Accounting for Project Expenses and Structural Savings. All amounts to be paid by Buyer to Supplier pursuant to this Section 3.5 shall be accounted for by Supplier separately from the Pricing and Adjustment provisions of Sections 3.1 through 3.4, and shall be included on the Quarterly Adjustment/True-Up Summary Report delivered by Supplier to Buyer (itemized according to project) at the end of each Quarter pursuant to Section 3.4.3.

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

         3.6 Supplier's Purchasing Duties; Vendors. Supplier shall use its best efforts to assist Buyer in obtaining the most favorable available prices for raw materials and packaging, including without limitation, flour and butter. To the extent that raw materials and packaging are purchased by Supplier from vendors designated by Buyer, the cost of such raw materials and packaging shall not constitute a failure to satisfy Supplier's obligations under this Section 3.6. Anything to the contrary herein notwithstanding, Supplier shall not change any vendors without the prior consent of Buyer, which consent shall not be unreasonably withheld. Grounds for Supplier to propose terminating a vendor shall include, but not be limited to, the failure of such vendor to supply sufficient quantities of any item purchased by Supplier from the vendor on a timely basis and/or according to required specifications. Neither Supplier nor Buyer shall enter into any formal or informal arrangement or understanding with any vendor (regardless of whether such vendor is an Affiliate of either Supplier or Buyer) by which either Supplier or Buyer receives, directly or indirectly, any rebate, discount or other consideration, unless such arrangement or understanding is fully disclosed to the other and the value of such rebate, discount or other consideration is applied to reduce Base Standard Costs and Updated Standard Costs pursuant to this Agreement.

         3.7.     Purchase Target Minimums; Purchase Target Deficiency Payments.

                  3.7.1 Purchase Target Minimums. In each of the first four (4) years of the Term (each a "Year"), Buyer shall purchase, or cause to be purchased, from Supplier an amount of Product that results in Supplier earning a total Upcharge for that Year that is greater than or equal to the applicable Purchase Target. In addition, pursuant to the Purchase Agreement, Supplier has also entered into a bakery product supply agreement with Saint Louis Bread Company, Inc. ("Saint Louis Bread"), a Delaware corporation and an Affiliate of Buyer, upon terms and conditions similar to those contained in this Agreement, pursuant to which Saint Louis Bread is required to purchase a certain amount of bakery products from Supplier during each year of the term of the agreement. To the extent Saint Louis Bread exceeds its purchase target during any Year in which Buyer has failed to achieve its Purchase Target, such excess amount of Upcharge earned by Supplier shall be deemed, solely for the purpose of determining whether Buyer has achieved its Purchase Target, to have been earned by Supplier hereunder during such Year.

                  3.7.2 Purchase Target Deficiency Payments. If, during any Year, Supplier has not earned total Upcharges as part of the Invoice Price for Product in an amount equal to or greater than the Purchase Target for such Year, then Buyer shall pay Supplier, within thirty (30) calendar days of the end of such Year, an amount equal to the Purchase Target less the amount of Upcharge earned by Supplier on Product purchased during such Year as part of the Invoice Price for Product (a "Purchase Target Deficiency Payment"). If the Upcharge earned by Supplier in any Year is less than the Purchase Target for such Year and such deficiency is a result of a Supplier Default or a Force Majeure Event (as defined in Section 19), then the Purchase Target Deficiency Payment shall be reduced to the extent such deficiency was attributable to such Supplier Default or Force Majeure Event.

                  3.7.3 Maximum Upcharge. Any provision of this Agreement to the contrary notwithstanding, after Supplier has earned a total Upcharge (excluding any Upcharge attributable to New Product) of
[                                         ]*, the Upcharge for each Product Code
shall equal 36.14% of the sum of the Base Standard Costs plus a variance equal
to [                 ]* of such Base Standard Costs, and Buyer and Supplier
shall each have the right to terminate this Agreement on not less than twelve
(12) months prior notice; provided, however, that Buyer shall have the right to terminate this Agreement on not less than four (4) months prior notice during the first twelve (12) months after such total Upcharge has been earned.

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

4.       Modifications to Product or Bill of Materials; New Product.

         4.1      Modifications to Product.

                  (a) Buyer may, from time to time and with reasonable prior notice, direct Supplier to manufacture additional Product, which is not New Product, or to modify existing Product specifications, recipes, formulas and processes. Supplier shall be responsible for implementing manufacturing and supply changes required to accommodate such Product proposals.

                  (b) Subject to Section 2.3, Supplier shall not change any specifications, recipes, formulas, or processes related to Product without Buyer's prior approval.

                  (c) Buyer shall have the right to audit and approve all changes to standard costs reflected in the Bills of Materials, including but not limited to, changes in formulae, processes, ingredients, manning per line, line speeds and yields, structural waste, and units per Case (including any change to a Bill of Materials whereby an operating variance is reclassified into ongoing direct cost). In addition, Buyer shall have the right to audit the transition to any new information system implemented by Supplier to assure the consistent treatment of Base Standard Costs and Updated Standard Costs and other concepts set forth herein. Subject to Section 3.5, Supplier shall be responsible for scaling up and implementing any manufacturing and supply changes required to accommodate any changes to Product.

                  (d) Any provision of this Section 4.1 to the contrary notwithstanding, if Buyer modifies existing Product specifications, recipes, formulas or process, Buyer shall purchase, or cause to be purchased, Supplier's entire inventory of a discontinued Product Code and any ingredients and packaging made obsolete by the discontinuation of such a Product Code; provided, however, that Buyer shall not be obligated to purchase such obsolete inventories or ingredients or packaging in excess of twenty-five percent (25%) of the volume of such ingredients or packaging which has been consumed or used by Supplier in manufacturing such discontinued Product Code during the twelve (12) months immediately preceding its discontinuance.

         4.2 New Product. In the event that Buyer develops a New Product, Buyer may solicit bids for the manufacture and supply of New Product from third parties, provided, however, prior to entering into a commitment with a third party to manufacture or supply such New Product, Buyer shall negotiate in good faith with Supplier for Supplier to act as the manufacturer and supplier of such New Product on terms consistent with this Agreement, but with an Upcharge to be mutually agreed upon by Buyer and Supplier. Supplier may, but shall not be obligated to, submit a bid to Buyer to manufacture or supply any New Product. Although Buyer shall offer Supplier an opportunity to bid to be the supplier of such New Product, such opportunity is not, and shall not be deemed to be, a right of first negotiation, a right of first refusal, nor a right of last refusal. If a New Product is manufactured and supplied by Supplier, such New Product shall become Product and, then to the extent purchased, an agreed-to upcharge shall be credited toward Buyer's Purchase Target obligation. Notwithstanding anything contained herein to the contrary, Supplier shall not be required to develop or fund the development of any New Product.

5.       Duty to Supply:

         5.1 Reliability. Supplier recognizes the importance of a reliable source of supply of Product to Buyer's System. Subject to the terms of this Agreement, Supplier shall use its best efforts to manufacture and supply one hundred percent (100%) of the Product requirements of Buyer's System by maintaining adequate inventory levels of Product with each Distributor. Buyer shall provide Supplier

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

with reasonable advance notice of any special promotions or other events that would reasonably be expected to materially affect the demand for and the need for additional Product.

         5.2      Failure to Supply. In the event that:

                  (a) Supplier fails to supply the members of Buyer's System with their respective Product requirements and such failure is not attributable to an act or failure to act by Buyer, a Distributor or a member of Buyer's System, then Buyer shall have the right to purchase Product from sources other than Supplier to the extent Supplier is unable to supply such Product, provided that Buyer gives Supplier prior or contemporaneous notice thereof; and

                  (b) Supplier fails to supply Product (other than New Product or additional or modified Product as contemplated by Section 4.1 and
         Section 4.2 in its first ninety (90) days of supply by Supplier) and such failure results in a Stock-out Shortage, then Supplier shall pay to Buyer an amount equal to the then-current full retail price of each Case of such undelivered Product less the Invoice Price of each Case of such undelivered Product (the "Shortage Fee"); provided, however, that no Shortage Fee shall be payable to Buyer if: (i) the Stock-out Shortage is due to a failure by a Distributor to order timely such Product in sufficient quantities or to take timely delivery of such Product or provide Supplier with accurate information regarding inventory management; (ii) the Stock-out Shortage is due to a failure to provide notice to Supplier required by Section 2.3, Section 4.1 or
         Section 5.1; (iii) the cumulative amount of Stock-out Shortages in any calendar quarter is less than one-half of one percent (0.5%) of the total number of Cases of all Product Codes shipped by such Distributor to Buyer's System in such quarter; (iv) the Stock-out Shortage is due to an increase in the number of Cases of any Product Code ordered by members of Buyer's System during any fourteen (14) consecutive days which is more than ten percent (10%) above the rolling two (2) week average number of Cases ordered during the twelve (12) weeks immediately preceding such fourteen (14) days; (v) the Stock-out Shortage is due to a failure to receive one or more ingredients from a vendor through no fault of Supplier and Supplier promptly notifies Buyer of any such failure to receive an ingredient from the vendor; or
         (vi) the Stock-out Shortage is due to a Force Majeure Event. The Shortage Fee payable hereunder shall constitute liquidated damages and Supplier shall not be liable to Buyer, the Distributors or members of Buyer's System for any other damages, so long as the events described in this Section 5.2 do not otherwise constitute a Supplier Default pursuant to Section 15.1.

6. Place of Manufacture: Supplier shall manufacture all Product at the Plant and supply all Product from the Plant, provided, however, that Supplier may manufacture Product at facilities other than the Plant and supply Product from facilities other than the Plant if: (i) Supplier obtains Buyer's prior written approval; and (ii) Buyer is provided the same access to such other facilities and such other facilities' employees and books and records as Buyer has with respect to the Plant. Buyer's approval or disapproval shall be based upon the impact the new facility is expected to have upon Product, including, among other things, its quality and consistency, and the Invoice Price and adjustments thereto. Title to Product and risk of loss shall pass to a Distributor or Independent Operator (as defined in Section 7.5), as the case may be, when Product is physically received by such Distributor or Independent Operator.

7.       Distributors:

         7.1 Supplier's Rights. Each Distributor and Independent Operator (as defined in Section 7.5) shall be, at all times, creditworthy and reasonably satisfactory to Supplier. Supplier shall be entitled to suspend supply of Product to any Distributor or Independent Operator upon as much prior notice as is reasonably practical to Buyer if Supplier, in its sole discretion, determines such Distributor or Independent Operator is not creditworthy or has failed to perform in a commercially reasonable manner. If the sole reason for such suspension is the creditworthiness of a Distributor or Independent Operator, Buyer may avoid the suspension by providing to Supplier a guarantee of the performance of such Distributor or Independent Operator in substantially the form provided in Exhibit 7.1.

         7.2 Appointment. If Buyer desires to appoint a new or alternate Distributor, Buyer shall submit the name and business address of such proposed Distributor to Supplier along with such other information as Supplier may reasonably request. Supplier shall thereafter have thirty (30) calendar days in which to approve or disapprove the appointment of such Person as a Distributor. If Supplier disapproves the appointment, Supplier shall provide Buyer with notice of the reason or reasons for such disapproval within such thirty-days, and if the sole reason for disapproval is the creditworthiness of such Distributor then Buyer may, at Buyer's sole discretion, obtain immediate approval of such Distributor by providing to Supplier a guarantee of the performance of such Distributor in substantially the form provided in Exhibit
7.1. If Supplier fails to provide Buyer with notice of disapproval within such thirty-days, then Supplier shall be deemed to have approved the appointment of such Person as a Distributor.

         7.3 Default. If a Distributor or an Independent Operator materially defaults in its obligations to Supplier, including without limitation, by failing to pay Supplier for Product in accordance with the terms agreed upon by Supplier and such Distributor or Independent Operator, Supplier shall have the right to suspend supply of Product to such Distributor or Independent Operator upon as much prior notice to Buyer as is reasonably practical, provided, however, such Distributor, Independent Operator or Buyer or a member of Buyer's System shall have the right to cure such default. Subject to Section 7.2, Buyer shall have the right to replace a defaulting Distributor with an alternate Distributor. In case of suspension or pending suspension of supply of Product to a Distributor or an Independent Operator under Section 7.1 or Section 7.3, Supplier shall cooperate with Buyer and Buyer's System to avoid any disruption of supply to Buyer's System.

         7.4 Alternative Pricing for Certain Distributors. Any provision of this Agreement to the contrary notwithstanding, from time to time during the Term, Buyer may direct Supplier to invoice certain Distributors at a price higher than the Invoice Price (an "Additional Amount"). In such case, Supplier shall remit to Buyer within ten (10) business days after the end of each Period the Additional Amounts invoiced and received by Supplier. Except for the remittance by Supplier of the Additional Amounts, all other terms and conditions of this Agreement with respect to the manufacture and supply of Product to such Distributors shall remain in effect, including, without limitation, the adjustments contemplated in Section 3.4.

         7.5 Direct Distribution. Certain members of Buyer's System ("Independent Operators") may, with Buyer's approval, purchase Product through Buyer without using a Distributor. Supplier shall supply Product to such Independent Operators designated by Buyer on terms and conditions to be negotiated and agreed upon between such Independent Operators and Buyer, and on payment terms to be determined in accordance with Supplier's credit policy.

8.       Quality Assurance:

         8.1 Inspection. Upon demand, Buyer shall have the right, without prior notice and during operating hours, to inspect the Plant (and all other facilities where Product is manufactured) and to observe the Product manufacturing process. Buyer shall also have the right, upon reasonable notice, to escort its franchisees (and such other Persons as are approved by Supplier) through the Plant during operating hours to observe the Product manufacturing process.

         8.2 Quality Assurance Program. Buyer shall establish with Supplier a mutually acceptable quality assurance program, which program shall, among other things, provide Buyer's management with reasonable and meaningful access to Supplier and its employees in charge of Product. Buyer shall have the right, at its sole option and expense, to station a full-time quality assurance representative at the Plant who shall have the authority to accept or reject Product prior to its shipment. Product may only be rejected if it fails to comply with the Product specifications provided to Supplier. Any quality assurance representative shall, at all times, be reasonably acceptable to Supplier. Neither the presence of a quality assurance representative at the Plant on behalf of Buyer, nor the failure of such representative to reject Product prior to shipment, shall in any way modify Supplier's obligations to manufacture and ship Product according to Product specifications pursuant to
Section 2.3.

9. Representations and Warranties of Supplier: Supplier represents and warrants to Buyer that:

         9.1 Organization and Good Standing. Supplier has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware, and is qualified and in good standing as a foreign corporation in the State of Missouri, with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         9.2 Supplier Organization. Supplier is a wholly owned subsidiary of Bunge Corporation. Supplier has provided to Buyer a copy of the Dun & Bradstreet report on Bunge Corporation, certified by the Treasurer of Bunge Corporation to be materially true and correct with respect to financial information contained therein, a copy of which is attached hereto as Exhibit 9.2.

         9.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Supplier of its obligations hereunder have been obtained. This Agreement has been duly authorized by all necessary corporate action on the part of Supplier, has been duly executed and delivered by Supplier, and constitutes the legal, valid and binding obligation of Supplier enforceable against Supplier in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         9.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the corporate charter or bylaws of Supplier or (ii) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in a breach or any violation of or any default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any agreement, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other agreement, or any statute, or any order, writ, injunction or decree of any court, governmental body or agency or instrumentality thereof, or any arbitrator having jurisdiction over Supplier or any of its assets, to which Supplier is a party or to which its properties or assets may be bound, other than such conflicts, violations or defaults or possible modifications, terminations, cancellations or accelerations which individually or in the aggregate do not and will not have a material adverse effect on Supplier or its ability to consummate the transactions contemplated hereby.

         9.5 Litigation. There is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether local or foreign) pending or, to the knowledge of Supplier, threatened against or affecting Supplier or its respective properties, assets or businesses, nor, to the knowledge of Supplier, does any basis therefor exist and Supplier is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether domestic or foreign) which, in each case, would materially impact upon Supplier's obligations hereunder or Supplier's ability to perform its obligations hereunder.

         9.6 Disclosure. No representation or warranty of the Supplier in this Agreement and no information contained in any Schedule or other writing delivered by Supplier pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. To the knowledge of Supplier after due inquiry, there is no fact that Supplier has not disclosed to Buyer in writing that materially adversely affects, nor insofar as Supplier can now foresee, will materially adversely affect Supplier's ability to perform fully this Agreement.

         9.7 Fees, Expenses and Commissions. Except for a fee payable solely by Supplier to Chapman Partners, Inc., in connection with the Purchase Agreement, Supplier has taken no action and has entered into no agreement, understanding or other arrangement that would obligate Supplier or Buyer to pay any broker's or finder's fee or any other similar fee or commission to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement.

10. Representations and Warranties of Buyer: Buyer hereby represents and warrants to Supplier that:

         10.1 Organization and Good Standing. Buyer has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         10.2 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Buyer of its obligations hereunder have been obtained. This Agreement has been duly authorized by all necessary corporate action on the part of Buyer, has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

         10.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or bylaws of Buyer, in each case as amended, or (ii) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in a breach or any violation of or any default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any agreement, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other agreement, or any statute, or any order, writ, injunction or decree of any court, governmental body or agency or instrumentality thereof, or any arbitrator having jurisdiction over Buyer or any of its assets, to which Buyer is a party or by which its properties or assets may be bound, other than such conflicts, violations or defaults or possible modifications, terminations, cancellations or accelerations which individually or in the aggregate do not and will not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

         10.4 Litigation. There is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether local or foreign) pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its properties, assets or businesses, nor, to the knowledge of Buyer, does any basis therefor exist and Buyer is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether domestic or foreign) which, in each case, would materially impact upon Buyer's obligations hereunder or Buyer's ability to perform its obligations hereunder.

         10.5 Disclosure. No representation or warranty of the Buyer in this Agreement and no information contained in any Schedule or other writing delivered by Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. To the knowledge of Buyer after due inquiry, there is no fact that Buyer has not disclosed to Supplier in writing that materially adversely affects, nor insofar as Buyer can now foresee, will materially adversely affect Buyer's ability to perform fully this Agreement.

         10.6 Fees, Expenses and Commissions. Except for fees payable solely by Buyer to Brent Baxter Enterprises, LLC and Peter J. Solomon Company Limited in connection with the Purchase Agreement, Buyer has taken no action and has entered into no agreement, understanding or other arrangement that would obligate Buyer or Supplier to pay any broker's or finder's fee or other similar fee or commission to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement.

11. Additional Covenants of Supplier: In addition to the other obligations of Supplier under this Agreement, Supplier covenants that during the Term (including any extensions or renewals thereof, unless expressly provided otherwise):

         11.1 Product. Except as provided herein, during the Term and for one
(1) year thereafter, Supplier shall not, either directly or indirectly, supply any Product or any substitute for Product to any bakery/cafe included in Buyer's System.

         11.2 Operations; Compliance with Standards and Law. Subject to the provisions of this Agreement, Supplier shall operate the Plant (and all other facilities that manufacture Product which are approved by Buyer) and manufacture Product in accordance with good manufacturing practices and manufacture and supply Product in accordance with the recipes, formulas, processes, and Product specifications (including as to vendors) established by Buyer and in accordance with all applicable laws, rules and regulations, statutes, ordinances, regulations, orders and bylaws.

         11.3 Distributor Obligations. Subject to Section 7, Supplier shall not terminate its obligation to supply Buyer's System nor shall Supplier withhold delivery of Product from any non-defaulting member of Buyer's System or any non-defaulting Distributor due to nonpayment or other default by a Distributor or a member of Buyer's System.

         11.4 Ownership of the Plant. Without limiting Buyer's rights pursuant to Section 15, during the Term (but excluding any extensions or renewals thereof), if Supplier shall sell, transfer or license any part of the Plant or enter into any agreement or arrangement that would have the effect of transferring operational control of the Plant to a third party, Supplier shall cause such third party to assume, for the benefit of Buyer, all obligations of Supplier hereunder.

         11.5 Efficiency of Operation. Subject to Buyer's right to designate vendors and processes, Supplier shall use its best efforts to operate the Plant at optimal efficiency and to perform its other responsibilities hereunder, including, without limitation, purchasing raw materials, contracting for labor and arranging for freight in an efficient, cost effective and professional manner.

         11.6 Cooperation with Inspections. Supplier shall cooperate with Buyer in any investigation or inspection by any governmental agency or by Buyer relating to the Plant or Product which involves health, safety or product liability issues.

         11.7. Non-Solicitation. Supplier shall not, directly or indirectly, during the Term and, so long as this Agreement is not terminated by Supplier as a result of a Buyer Default, for one year thereafter, solicit or hire any employee of Buyer, unless the employment of such employee has been terminated by Buyer, or Buyer consents thereto.

11A.     Additional Covenants of Buyer: In addition to the other obligations of
Buyer under this Agreement, Buyer covenants that during the Term (including any extensions or renewals thereof, unless expressly provided otherwise):

         11A.1 Compliance with Standards and Law. Buyer shall comply with all applicable laws, rules and regulations, statutes, ordinances, regulations, orders and bylaws, including, without limitation, antitrust and franchise laws.

         11A.2 Distributor Obligations. Buyer shall not terminate its obligation to purchase, or cause to be purchased, Product from Supplier due to nonpayment or other default by a Distributor.

         11A.3 Transfer of Interest. If Buyer shall enter into any agreement or arrangement that would have the effect of transferring operational control of Buyer or Buyer's System to a third party, Buyer shall cause such third party to assume, for the benefit of Supplier, all obligations of Buyer or Buyer's System, as the case may be, hereunder.

         11A.4 Product Usage: Buyer shall use its best efforts to provide Supplier with timely information with respect to Product usage.

         11A.5 Cooperation with Inspections. Buyer shall cooperate with Supplier in any investigation or inspection by any governmental agency or by Supplier relating to the Plant or Product which involves health, safety or product liability issues.

         11A.6 Non-Solicitation. Buyer shall not, directly or indirectly, during the Term, so long as this Agreement is not terminated by Buyer as a result of a Supplier Default, and for one year thereafter, solicit or hire any employee of Supplier or Bunge Corporation, unless the employment of such employee has been terminated by Supplier or Bunge Corporation, as the case may be, or Supplier or Bunge Corporation, as the case may be, consents thereto.

12. Insurance: During the Term (and any extension thereof), Supplier shall be required to obtain and maintain insurance policies, in the amounts set forth on
Schedule 12. With respect to the Commercial General Liability and Umbrella policies, Buyer shall be named as an additional insured.

During the Term and (any extension thereof), Buyer shall obtain and maintain insurance policies, in the amounts set forth on Schedule 12. With respect to the Commercial General Liability and Umbrella policies, Supplier and Bunge Corporation shall be named as additional insureds. All insurance policies required by this Section 12 shall be obtained from recognized insurance carriers with an A.M. Best rating of "A-" or better.

13.      Confidentiality/Ownership:

         13.1 Proprietary Information. As used in this Agreement, the term "Proprietary Information" shall mean any knowledge or information, written or oral, which relates in any manner to the respective businesses of Buyer and Supplier which is confidential and proprietary information of the Disclosing Party (as defined below), whether disclosed prior to, on or after the date of this Agreement, including, without limitation, the recipes, formulas, specifications, manufacturing processes, preparation procedures, financial information, equipment, marketing methods, demographic and trade information, customer profiles and preferences, costs, development plans, products and production techniques and all related trade secrets and proprietary information treated as such by the Disclosing Party, whether by course of conduct, by letter or report, or by the use of an appropriate stamp or legend designating such information to be confidential or proprietary. As used herein, the term "Disclosing Party" shall mean the party to this Agreement which discloses or makes available Proprietary Information to the Receiving Party, and the term "Receiving Party" shall mean the party to this Agreement to whom Proprietary Information is disclosed or made available by the Disclosing Party.

         13.2 Restrictions on Use. The Receiving Party shall hold all Proprietary Information in confidence, shall use such Proprietary Information only for the benefit of the Disclosing Party and disclose such Proprietary Information only to the Receiving Party's officers, directors, employees and agents in order to assist the Receiving Party in performing its obligations under this Agreement. The Receiving Party shall not disclose Proprietary Information to any other Person, provided, however, the Receiving Party may disclose Proprietary Information to a corporate Affiliate of the Receiving Party if such Affiliate first agrees in writing to be bound by the covenants contained in this Agreement with respect to the use and nondisclosure of Proprietary Information.

         13.3 Ownership. Subject to the terms and conditions of the Purchase Agreement, ownership of all Proprietary Information relating to all recipes, formulas, specifications, manufacturing processes or preparation procedures, demographic and trade information, customer profiles and preferences, costs, development plans, products and production techniques and any other trade secrets and information used to make Product (including, without limitation, information related to the cost of Product) shall remain solely the property of Buyer, regardless of whether developed or modified by Buyer or Supplier. In manufacturing bakery products other than pursuant to this Agreement, Supplier shall use product codes and product names for product which are separate and distinct from those used for Product manufactured for Buyer.

         13.4 Exceptions. The obligations and prohibitions set forth in this
Section 13 shall not apply to any Proprietary Information that is required to be disclosed by applicable law or that is shown, by preexisting documentary evidence or other reliable evidence, to be information: (i) that was known by the Receiving Party prior to the exchange of information in contemplation of this Agreement; (ii) entered into the public domain other than through the act of the Receiving Party; (iii) is independently developed by the Receiving Party; or (iv) is rightfully received by the Receiving Party from a third party who is not obligated to the Disclosing Party to keep such information confidential.

         13.5 Protected Signature Product; Competitors. If Buyer licenses to Supplier the right to manufacture and sell any Product to any Person other than to a Distributor or to Buyer's System, then Supplier shall, in any event, be prohibited from: (i) using Buyer's trademarks, trade names, trade secrets and trade dress; and (ii) selling to any third-party any "Protected Signature Product," which is set forth on Schedule 13.5(a). In addition, Supplier shall not manufacture or sell any dough product manufactured on any of the production lines identified in the definition of Product in Section 1 to any Competitor. For the purpose of this Section 13.5, the term "Competitor" shall mean any of the retail operations listed on Schedule 13.5(b) and any retail operation with at least one hundred (100) stores that sell baked goods and coffee, where such sales of baked goods and coffee represent thirty percent (30%) or more of such retail operation's total annual sales revenue. Nothing contained herein shall prevent Supplier from selling any baked, par-baked or pre-proofed bakery products to any Competitor or other customer of Supplier, so long as: (1) such bakery products are materially different in formulation from any Product manufactured by Supplier for Buyer hereunder, and (2) Supplier agrees to manufacture Buyer's own baked, par-baked or pre-proofed bakery products which are within the product categories listed on Schedule 1.5 and introduced by Buyer as additional Product with an Upcharge as provided in the definition of "Upcharge" in Section 1.

14. Opportunities/Conflicts of Interest: Except as otherwise set forth in this
Agreement: (i) neither party shall have any rights in or to the business activities of the other party, nor to the income or profits derived therefrom;
(ii) neither party shall be obligated to offer any investment or other business opportunity to the other party; and (iii) neither party shall have any duty, fiduciary or otherwise, to afford the other party any opportunity to participate in such activities.

15.      Termination:

         15.1 Supplier Default. The obligations to purchase Product under this Agreement may be terminated by Buyer if any one or more of the following events occur (each a "Supplier Default"):

                  (a) If Supplier files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under such law is filed against Supplier and is not dismissed within thirty (30) days thereafter; then, so long as any such event is continuing, Buyer may by notice in writing to Supplier terminate its obligations to purchase all or a portion of Product forthwith;

                  (b) If Supplier makes an assignment of all or substantially all of its assets for the benefit of creditors, or if Supplier's interest under this Agreement shall be taken upon execution;

                  (c) If Supplier fails to perform any material covenant or material obligation including, but not limited to, the payment of any amounts due to Buyer; provided, however, that no termination shall be made hereunder unless and until Buyer gives Supplier notice of such failure to perform and Supplier has not cured such failure within thirty (30) days after its receipt of such notice, or ten (10) days in the case of failure to make payment of any amounts due to Buyer; or

                  (d) There is a change of ownership or control of Supplier or Supplier transfers its interest in the Plant to a third party (in either case, other than to an Affiliate of Supplier), or if Bunge Corporation terminates its guaranty provided below; provided, however, that Buyer's exclusive remedy upon the occurrence of such an event in the absence of Buyer's prior written consent to any such event (and without limiting Buyer's remedies in the event of any other Supplier Default) shall be limited to the right to terminate this Agreement.

         15.2 Cancellation Fee. In the event of a Supplier Default, which, if subject to cure, is not timely cured, then no rights or remedies otherwise available to the parties upon such termination shall be deemed surrendered, except in the case of a Supplier Default under Section 15.1(d) in the case of which Buyer's sole remedy shall be to terminate this Agreement. In addition to all other rights and remedies granted herein to either party, and in addition to all other rights and remedies each party may have at law, in equity or otherwise, in the event that if this Agreement is terminated due to Supplier Default (excluding a Supplier Default under Section 15.1(d)), Supplier shall pay to Buyer a cancellation fee (the "Supplier's Cancellation Fee") in an amount
equal to [                                        ]* per year for each year
remaining in the first four (4) years of the Term, pro rated for any partial such year remaining in the Term upon the effective date of termination. If Buyer elects to terminate due to a Supplier Default, then Supplier's Cancellation Fee shall be payable to Buyer in full within thirty (30) days following the effective date of termination.

         15.3 Buyer Default. The obligations to manufacture and supply Product under this Agreement may be terminated by Supplier if any one or more of the following events occur (each a "Buyer Default"):

                  (a) Buyer files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under such law is filed against Buyer and is not dismissed within thirty (30) days thereafter; then, so long as any such event is continuing, Supplier may by notice in writing to Buyer terminate its obligations to manufacture or supply all or a portion of Product forthwith;

                  (b) Buyer makes an assignment of all or substantially all of its assets for the benefit of creditors, or if Buyer's interest under this Agreement shall be taken upon execution;

                  (c) Buyer fails to perform any material covenant or material obligation including, but not limited to, the payment of any amounts due to Supplier from Buyer; provided, however, that no termination may be made hereunder unless and until Supplier gives Buyer written notice of such failure to perform and Buyer has not cured such failure within thirty (30) days after its receipt of such notice, or ten (10) days in the case of failure to make payment of any amounts due to Supplier; or

                  (d) There is a change of ownership or control of Buyer and the entity assuming ownership or control fails to assume Buyer's obligations under this Agreement as contemplated by Section 11A.3.

         15.4 Cancellation Fee. In the event of a Buyer Default (excluding a Buyer Default under Section 15.3(d)), which, if subject to cure, is not timely cured, then no rights or remedies otherwise available to the parties upon such termination shall be deemed surrendered. In addition to all other rights and remedies granted herein to either party, and in addition to all other rights and remedies each party may have at law, in equity or otherwise, in the event that this Agreement is terminated due to a Buyer Default, Buyer shall pay to Supplier a cancellation fee (the "Buyer's Cancellation Fee") in an amount equal to
[                                   ]* per year for each year remaining in the
first four (4) years of the Term, pro rated for any partial such year remaining in the Term upon the effective date of termination. If Buyer elects to terminate due to a Buyer Default, then Buyer's Cancellation Fee shall be payable to Supplier in full within thirty (30) days following the effective date of termination.

*The information contained within these brackets has been omitted and filed separately with the Commission pursuant to a request for Confidential Treatment under Rule 24b-2.

         15.5     Effect of Termination

                  (a) Termination of this Agreement, whether by lapse of time, mutual consent, operation of law, exercise of right of termination or otherwise shall not affect the ownership interests in the respective proprietary rights and other rights of the parties, but shall only affect any obligations of the parties to continue to cooperate in the manufacturing, supply and purchase of Product.

                  (b) Upon termination of this Agreement by lapse of time or mutual consent, Supplier shall complete the manufacture and supply of Product to fill any outstanding orders that are deliverable within thirty (30) days of such termination and Buyer shall purchase, or cause to be purchased, such Product.

                  (c) Notwithstanding any termination of this Agreement, all provisions regarding: (i) the sharing of costs between the parties; (ii) the ownership, non-use, or protection of Proprietary Information; (iii) indemnification, (iv) representations of the parties being true as of the time made; and (v) any obligations of either party to the other contained herein which, by their nature, should reasonably extend beyond the termination of any regular ongoing business relationship between the parties as contemplated by this Agreement, shall survive such termination.

16.      Information and Audit Rights of Buyer:

         16.1 Books and Records. Supplier shall maintain, in accordance with generally accepted accounting principles consistently applied, accurate and complete books and records with respect to all Base Standard Costs and Updated Standard Costs and freight costs relating to Product.

         16.2 Rights to Audit; Rights to Inspect. Upon reasonable prior notice, Buyer shall have the right, during normal business hours, to inspect and audit the books and records of Supplier relating solely to the calculation of Invoice Price and adjustments thereto.

         16.3 Certain Information. Upon Buyer's written request, Supplier shall provide information in its control concerning the manufacturing and supply of Product, including, without limitation, sources of raw materials used in Product and information on Supplier's maintenance of confidential information relating to Buyer.

17. Remedies: The relationship between Supplier and Buyer, which is reflected in this Agreement, is special and unique and has a value which cannot be readily measured in monetary terms. Therefore, in the event of any breach or threatened breach by either party, the other party shall be entitled to seek both legal and equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, to restrain such breach or threatened breach and to mandate compliance with the terms set forth herein.

18. Indemnification: Supplier will at all times indemnify, defend and hold harmless Buyer from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of (i) any failure by Supplier to perform its obligations hereunder; and (ii) the supply of Product by Supplier that is not in compliance with the Product specifications. Buyer will at all times indemnify, defend and hold harmless Supplier from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of (i) any failure by Buyer to perform its obligations hereunder; (ii) any claim for infringement or violation with any patent or trade secret of any third party, to the extent such claim is attributable to use by Supplier of the recipes, formulae, processes and specifications provided to Supplier by Buyer; and (iii) any claim or action by any third-party alleging infringement or violation of, or conflict with, any trademarks, tradenames or trade dress, to the extent such claim or action is attributable to the use of such trademarks, tradenames or trade dress used in accordance with Buyer's specifications. Prompt written notice of any claim or litigation hereunder shall be given to either party, as the case may be, by the other party. The indemnifying party shall have the right to control the defense of the claim at its expense. The indemnified party shall have the right, but not the obligation, to participate in the defense of any claim. There shall be no settlement of any claim to which an indemnity relates without the prior written consent of the indemnitor, which consent shall not be unreasonably withheld or delayed. If a third party brings an action against either party and there is a dispute between Buyer and Supplier as to who is responsible for defending such action, then, until such dispute is resolved, Buyer and Supplier shall cooperate so as not to jeopardize the defense of such action.

19. Force Majeure: Neither party shall be responsible for any resulting loss to the other party if the fulfillment of any of the terms or provisions of this Agreement is delayed or prevented by strikes, work stoppages and labor unrest (other than with respect to strikes, work stoppages and labor unrest that occurs at the Plant at any time after six (6) months after the date hereof), transportation stoppages, ingredient shortages not the fault of Supplier, riots, wars, acts of enemies, national emergency, floods, fires, acts of God, or by any other cause not within the control of the party whose performance is interfered with or which, by the exercise of reasonable diligence, such party is unable to prevent (individually and collectively, a "Force Majeure Event"). Upon the occurrence of a Force Majeure Event, the party claiming force majeure shall notify the other party forthwith and both parties shall use their reasonable best efforts to mitigate or eliminate any adverse effects of such event.

20. Relationship of Parties: Supplier and Buyer are each independent contractors. Nothing herein contained shall be construed to place Supplier and Buyer in the relationship of principal and agent, master and servant, partners, joint venturers, and, except as otherwise set forth in this Agreement, neither party shall have, expressly or by implication, the power to represent itself as having any authority to make contracts in the name of or binding upon the other, or to obligate or bind the other in any manner whatsoever.

21. Consents; Notices: Unless otherwise specifically set forth herein, any notice, consent or approval of a party shall be in writing and given by telecopier and original posted first class mail, postage prepaid, within two (2) business days thereafter; or by certified or registered mail with an acknowledgment of receipt, postage prepaid, return receipt requested; or by a reputable private courier, such as Federal Express, which provides evidence of receipt as a part of its delivery service, and addressed as follows:

         If to Buyer:        Au Bon Pain Co., Inc., Inc.
                             19 Fid Kennedy Avenue
                             Marine Industrial Park
                             Boston, MA 02210-2497
                             Attn: Chief Executive Officer

                             telecopier (617) 423-7879
         with copy to:       Walter D. Wekstein, Esq.
                             Lawrence R. Katz, Esq.
                             Gadsby & Hannah LLP
                             225 Franklin Street
                             Boston, MA  02110

                             telecopier (617) 345-7050

         If to Supplier:     Bunge Foods Corporation
                             3701 Algonquin Road, Suite 360
                             Rolling Meadows, IL 60008
                             Attn: General Manager

                             telecopier (847) 342-0029

         with a copy to:     Bunge Corporation
                             11720 Borman Drive
                             St. Louis, MO  63146
                             Attn: Legal Department

                             telecopier (314) 994-6521

or to such other address as may be designated in writing by either party from time to time in accordance herewith, and shall be deemed delivered two (2) business days following delivery by hand, by private courier or when so telecopied and five (5) business days following proper dispatch by certified or registered mail. A business day is any Monday through Friday on which first class mail is delivered.

22. Arbitration: If a dispute arises under this Agreement, the parties shall submit their dispute to arbitration under the jurisdiction and in accordance with the rules of the American Arbitration Association (the "Association") located in Boston, Massachusetts or at any other mutually agreeable location. The parties shall be bound by the decision of the arbitrator(s). Notwithstanding the foregoing, the arbitrator(s) shall not have the authority to modify any express provision of this Agreement. Moreover, and notwithstanding the provisions of this Section 22 or anything else to the contrary contained in this Agreement, each party shall have the right to seek injunctive or equitable relief in a court of competent jurisdiction in addition to or in lieu of its rights pursuant to this section.

23. Assignees and Third Parties: Subject to Buyer's rights in Article 15, this Agreement may be assigned by Supplier to a third party which acquires all or substantially all of the assets of Supplier or the Plant which agrees to be assume and be bound by this Agreement. This Agreement may be assigned by Buyer to an entity which acquires all or substantially all of Buyer's retail bakery/cafe outlets and which agrees to assume and be bound by this Agreement as provided in Section 11A.3.

24. Choice of Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, as applicable to agreements executed and entirely performed in said State.

25. Attorneys' Fees: If any action or proceeding is brought to enforce or interpret any provision of this Agreement then, in addition to any other relief to which the prevailing party may be entitled, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.

26. Severability: If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the other parties.

27. Modification; Waivers: This Agreement (including the Schedules and Exhibits hereto) may be modified or amended only with the written consent of each party hereto. No party hereto shall be released from its obligations hereunder without the written consent of all of the other parties. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against whom such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

28. Headings: The headings of the articles, sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof nor otherwise be given any legal effect.

29. Succession: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

30. Counterparts: This Agreement may be executed in counterparts. Each counterpart, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one (1) instrument.

31. Additional Documents: Each party agrees to provide any additional documents reasonably requested by the other party in order to carry out the purpose and intent of this Agreement.

32. Approvals; Consents: Unless otherwise specifically set forth herein, the approvals and consents that are required or permitted herein shall not be unreasonably withheld or delayed.

33. Entire Agreement: This Agreement (including the Schedules and Exhibits hereto) contains the full and complete undertaking and agreement between Buyer and Supplier with respect to the within subject matter, and supersedes all other agreements between Buyer and Supplier, whether written or oral, except any confidentiality agreements between the parties, which shall, to the extent such agreements do not contradict the terms of this Agreement, continue in effect.

         IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement as a sealed instrument and have delivered this Agreement as of the day and year first above written.

                            BUNGE FOODS CORPORATION,
                            a Delaware corporation



                            By:  /s/ Michael M. Scharf
                                 ---------------------
                            Its: Senior Vice President

                            AU BON PAIN CO., INC.,
                            a Delaware corporation


                            By:  /s/ Anthony J. Carroll
                                 ----------------------
                            Its: Vice President and Treasurer


Bunge Corporation Guaranty:

         In order to induce Buyer to execute and deliver the foregoing Agreement, Bunge Corporation, a New York corporation, hereby unconditionally guarantees to Buyer that it shall cause Supplier, a wholly-owned subsidiary of Bunge Corporation, to fulfill each and every obligation of Supplier under this Agreement, and in connection therewith and not in limitation of the foregoing, Bunge Corporation hereby unconditionally guarantees to Buyer, the prompt payment by Supplier of all amounts at any time due by Supplier to Buyer pursuant to this Agreement, whether in the ordinary course of operations, arising as a result of a Supplier Default or otherwise. This guaranty shall terminate if Supplier shall cease to be an Affiliate of Bunge Corporation or if the Plant is sold or the ownership of the Plant is otherwise transferred to a third-party who is not an Affiliate of Bunge Corporation.


                            BUNGE CORPORATION,
                            a New York corporation



                            By:  /s/ Michael M. Scharf
                                 ---------------------
                            Its: Senior Vice President

                       Index of Schedules and Exhibits to
                         Bakery Product Supply Agreement
                                 by and between
                          Bunge Foods Corporation and
                             Au Bon Pain Co., Inc.
                           dated as of March 23, 1998

Schedule*                           Title
---------                           -----
  1.1               Methodology for Calculating Employee Benefits Allowance
  1.2               Schedule of Wage Rates and Employee Benefits
  1.4               Description of Employee Benefits
  1.5               Product Categories
  1.6               Purchase Targets
  2.3               Product Specifications
  3.1               Pricing Diagram
  7.1               Form of Distributor Guaranty
   12               Insurance
 13.5(a)            Au Bon Pain Protected Signature Product
 13.5(b)            Competitors

Exhibit*                            Title
--------                            -----
  1.1               Bill of Materials for each Product Code as of Closing
3.4.1               Form of Adjustment Summary
  9.2               Dun and Bradstreet Report

* All Schedules and Exhibits to this Bakery Product Supply Agreement have been omitted. Copies will be provided supplementally to the Commission upon request, provided that the Company reserves the right to request confidential treatment for same.